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Exhibit 99.1

[DSI Toys Logo]

CONTACT: DSI TOYS, INC.
Robert L. Weisgarber
Nasdaq: DSIT
Chief Financial Officer
(713) 365-9900 × 4061
 rweisgarber@dsitoys.com

DSI TOYS, INC. ANNOUNCES RECEIPT OF GOING-PRIVATE PROPOSAL

HOUSTON, TX (January 29, 2003)—DSI Toys, Inc. (the "Company") (Nasdaq:DSIT) today announced it has received a proposal to engage in a going-private transaction. The proposed transaction is anticipated to be in the form of a merger with MVII, LLC ("MVII") or an affiliated entity which it controls. E. Thomas Martin, the Company's Chairman, is the majority owner of MVII. Pursuant to the proposal, the Company's shareholders (other than MVII, its affiliates and other related parties) would receive $0.44 per share of common stock of the Company (the "Shares"), in cash. The proposal may be amended, modified or supplemented at any time.

The Board of Directors has appointed a special committee (the "Committee"), comprised of M.D. Davis and Joseph N. Matlock, both of whom are disinterested directors, to review the proposed transaction. The Committee has retained Haynes and Boone, LLP as its legal advisor and intends to engage a financial advisor to assist in evaluating the proposal. The final terms of any acquisition will be based on negotiations between the MVII and the Committee.

The proposed acquisition will be subject to, among other things, (1) the negotiation, execution, and delivery of a definitive agreement, (2) approval of the proposed transaction by the Committee, the full Board of Directors and the Company's shareholders, (3) receipt of a fairness opinion by the Committee, (4) applicable regulatory approval, and (5) obtaining any necessary third-party consents or waivers. There can be no assurance that a definitive merger agreement will be executed and delivered, or that the proposed transaction will be consummated. The proposed acquisition may only be completed in accordance with applicable state and federal laws, including the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. This press release shall not constitute an offer or a solicitation of an offer to buy any securities.

        The Company designs, develops, markets and distributes high quality, innovative dolls, toys and consumer electronics products. Core products include Tech-Link® communications products, KAWASAKI® electronic musical instruments, GearHead™ remote control vehicles, DJ Skribble®'s Spinheads™ musical figures and toys, a full range of special feature doll brands including Sweet Faith®, Pride & Joy®, Too Cute Twins®, Lovin' Touch™ life like dolls, Baby Knows Her Name™ talking doll, Childhood Verses™ nursery rhyme dolls, Little Darlings® dolls and Collectible Plush, including Kitty, Kitty, Kittens® and Puppy, Puppy, Puppies®. The Company's Web site can be reached at http://www.DSIToys.com.

        Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Statements in this press release that are not historical facts, including statements about plans and expectations regarding products and opportunities, demand and acceptance of new and existing products, capital resources, and future financial condition and results are forward-looking. Forward-looking statements involve risks and uncertainties, which may cause DSI's actual results in future periods to differ materially and adversely from those expressed. These uncertainties and risks include changing consumer preferences, lack of success of new products, loss of DSI's customers, competition, and other factors discussed from time to time in DSI's filings with the Securities and Exchange Commission.

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  Exhibit 99.1
DSI TOYS, INC. ANNOUNCES RECEIPT OF GOING-PRIVATE PROPOSAL